Exhibit 4.4
To:     THE ROYAL BANK OF SCOTLAND PLC as Agent
From: BANK OF CHINA LIMITED, LONDON BRANCH
___ March 2011
Vodafone Group Plc —US$4,015,000,000 Revolving Credit Agreement
dated 9 March 2011 (the “Credit Agreement”)
Terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.
We refer to Clause 2.8 (Additional Lenders).
We, Bank of China Limited, London Branch agree to become party to and to be bound by the terms of the Credit Agreement as an Additional Lender in accordance with Clause 2.8 (Additional Lenders) with effect on and from ____ March 2011.
Our Revolving Credit Commitment is US$155,000,000.
We confirm to each Finance Party that we:
(a)	have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and have not relied exclusively on any information provided to us by a Finance Party in connection with any Finance Document; and

(b)	will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Commitment is in force.
The Facility Office and address for notices of the Additional Lender for the purposes of Clause 33.2 (Addresses for notices) is:
Bank of China Limited, London Branch
1 Lothbury, London, EC2R 7DB
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.
BANK OF CHINA LIMITED, LONDON BRANCH
By:
THE ROYAL BANK OF SCOTLAND PLC
By:
VODAFONE GROUP PLC
By:

To:	The Finance Parties named in the Credit Agreement (as defined below); Vodafone Group Plc
Dear Sirs,
We refer to the US$4,015,000,000 Revolving Credit Agreement dated 9 March 2011 (the “Credit Agreement”) between, among others, Vodafone Group Plc and The Royal Bank of Scotland plc (as Agent).
This is a confidentiality undertaking referred to in clause 28 (Disclosure of Information) of the Credit Agreement. A term defined in the Credit Agreement has the same meaning in this undertaking.
We are considering entering into contractual relations with the Finance Parties named in the Credit Agreement and understand that it is a condition of our receiving information about Vodafone Group Plc and its related companies and any Finance Document and/or any information under or in connection with any Finance Document that we execute this undertaking.
1.	Confidentiality Undertaking
We undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities, other than directly to the Group Treasurer of Vodafone.
2.	Permitted Disclosure
You agree that we may disclose Confidential Information:
(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.
3.	Notification of Required or Unauthorised Disclosure
We agree (to the extent permitted by law) to inform you of the full circumstances of any disclosure under paragraph 2(b) above or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies
If you so request in writing, we shall return all Confidential Information supplied by you to us and destroy or permanently erase all copies of Confidential Information made by us and use all reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.
5.	Continuing Obligations
The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if we become a party to the Facilities or (b) twelve months after we have returned all Confidential Information supplied to us by you and destroyed or permanently erased all copies of Confidential Information made by us (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed provided that any such Confidential Information retained in accordance with paragraph 4 above shall remain confidential, subject to paragraph 2, for the period during which it is retained).
6.	Consequences of Breach, etc.
We acknowledge and agree that you or members of the Group (each a Relevant Person) may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by any member of the Purchaser Group.
7.	No Waiver; Amendments, etc.
This letter sets out the full extent of our obligations of confidentiality owed to you in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and our obligations hereunder may only be amended or modified by written agreement between us.
8.	Inside Information
We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and we undertake not to use any Confidential Information for any unlawful purpose.
9.	Nature of Undertakings
The undertakings given by us under this letter are given to you and (without implying any fiduciary obligations on your part) are also given for the benefit of each other member of the Group.

10.	Governing Law and Jurisdiction

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

11.	Third Party Rights

(a)	Subject to paragraphs 6 and 9 above the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties of this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

12.	Definitions

In this letter:

Confidential Information means any information relating to Vodafone, the Group and/or the Facilities provided to us by you or any of your Affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us thereafter, other than from a source which is connected with the Group and which, in either case, as far as we are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities; and

“Purchaser Group” means us, each of our holding companies and subsidiaries and each subsidiary of each of our holding companies (as each such term is defined in the Companies Act 1985).
Yours faithfully
For and on behalf of
Bank of China Limited, London Branch

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